EXHIBIT 99.1

INSTEEL INDUSTRIES, INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Chief Financial Officer and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020

INSTEEL INDUSTRIES ANNOUNCES COMPLETION OF REFINANCING

MOUNT AIRY, N.C., June 3, 2004 – Insteel Industries, Inc. (Pink Sheets: IIIN) today announced that it had entered into a new senior secured credit facility with GE Commercial Finance. The new credit facility, which has a four-year term, provides up to $82.0 million of financing, consisting of a $60.0 million revolving credit facility, a $17.0 million term loan and a $5.0 million term loan. As of June 3, 2004, approximately $42.2 million was drawn on the revolving credit facility providing $10.9 million of excess availability, and $22.0 million was outstanding on the term loans. Proceeds from the transaction were used to pay off the Company’s existing credit facility and will support its future working capital, capital expenditure and general corporate requirements. The reductions in the size of the credit facility and the number of lenders from the previous announcements dated March 25, 2004 and May 17, 2004 are due to the improved financial performance of the Company which reduced its borrowing requirements.

With the completion of the refinancing, the Company expects to announce its financial results for the year ended September 27, 2003 and the quarters ended December 27, 2003 and March 27, 2004, and file the corresponding Form 10-K and Form 10-Qs with the Securities and Exchange Commission as soon as is practicable. Shortly after the completion of these filings, the Company expects that its common stock would resume trading on the OTC bulletin board.

Insteel Industries is one of the nation’s leading manufacturers of wire products. The Company manufactures and markets concrete reinforcing and industrial wire products for a broad range of construction and industrial applications.

This news release contains forward-looking statements that reflect management’s current assumptions and expectations regarding the occurrence of future actions or events. Such statements are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain words such as “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” and other words of similar meaning that do not relate strictly to historical or current facts. Forward-looking statements are subject to various risks and uncertainties that include, but are not limited to, those risk factors that are discussed in the Company’s latest Form 10-K and subsequent periodic filings with the Securities and Exchange Commission that could cause actual results to differ materially from those projected, stated or implied by such statements.

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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144